Exhibit 99.1

PRESS RELEASE:  Coates International, Ltd. Announces $1.1 Billion Equipment Financing Commitment Obtained by Well to Wire Energy, Inc.

Wall Township, NJ, May 7, 2008 FOR IMMEDIATE RELEASE – Coates International, Ltd. (the “Company” or “Coates”) (OTCBB: COTE) is extremely pleased to announce that Well to Wire Energy, Inc. (“WWE”), a Canada based company that services the oil and gas industry throughout Canada and America has secured a $1.1 Billion equipment lease finance commitment from Canada West Corporate Finance, Inc., which is to be utilized for its Coates CSRV engine generator purchases over the next five years pursuant to its licensing agreement with Coates. The five-year WWE business plan on which this commitment was based provides for the purchase of approximately 7,400 Engine Generators at a price per unit of $150,000.  The parties are in the process of finalizing a definitive financing agreement.

WWE is continuing its efforts to raise new equity capital in order to fund a Release Payment due under an Escrow Agreement with the Company which represents payments currently due pursuant to the Canadian Research and Development and Licensing Agreements and the recently executed United States Licensing Agreement. WWE has made additional payments in April and May 2008, bringing the total amount of non-refundable deposits received by the Company to approximately $2,025,000. The remaining balance of the Release Payment at this time is approximately $8,975,000. WWE may only draw down on the $1.1 Billion financing commitment for the acquisition of Coates CSRV Electric Power Natural Gas Generators.

Barry C. Kaye, CFO stated that this marks an extremely positive development for Coates and because WWE will be backed by a secure financial resource, he considers this a critical step in reducing the business risk related to collection of the proceeds from CSRV Engine Generator sales.

George J. Coates added that this represents significant progress in moving the Company towards its goal of being able to promptly commence production of Coates CSRV Engine Generators for WWE upon receipt of a sufficient portion of the Release Payment due from WWE.

The Company is continuing active discussions with other third parties in connection with additional commercially viable applications of the CSRV technology.

About Coates International, Ltd.: Coates has completed development of its patented spherical rotary valve CSRV Industrial Internal Combustion Engine developed over a period of more than 6 years and other CSRV applications over 10 years. The underlying CSRV technology was invented by George J. Coates and his son Gregory. The CSRV system is adaptable to combustion engines of many types. This technology is currently adapted to a number of practical applications including industrial generators powered by engines incorporating the CSRV technology and designed to run on flare-off gas from oil wells, landfill gas and raw natural gas. The company is actively engaged in planning for production and rollout of these engines.

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the near future. There are a number of factors that could cause actual results and developments to differ materially from forecasted results. These risks and uncertainties include market conditions, regulatory approvals, and other risks inherent in our operations. For a discussion of these risks and uncertainties, please see our filings with the Securities and Exchange Commission. Our public filings with the SEC may be viewed and printed on the website maintained by the SEC at http://www.sec.gov.

CONTACT:  Coates International, Ltd.
Susan Alpert, 732-449-7717
Fax:  732-449-0764
info@coatesengine.com
www.coatesengine.com